As filed with the Securities and Exchange Commission on July 16, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Pennsylvania	23-6216339
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 South Broad Street

Philadelphia, PA 19102-3803

(215) 875-0700

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Bruce Goldman, Esq.

Executive Vice President and General Counsel

Pennsylvania Real Estate Investment Trust

200 South Broad Street

Philadelphia, PA 19102-3803

(215) 875-0700

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

J. Warren Gorrell, Jr., Esq.

Stuart A. Barr, Esq.

Hogan & Hartson LLP

Columbia Square

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Shares of Beneficial Interest, par value $1.00 per share	6,314,518(1)(2)	$43.05(3)	$271,839,999.90(3)	$8,346

(1)	Pursuant to Rule 416 under the Securities Act, such number of common shares of beneficial interest registered hereby shall include an indeterminable number of common shares that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(2)	Represents the maximum number of common shares of beneficial interest issuable upon exchange of the 4.00% Exchangeable Senior Notes due 2012 at an exchange rate corresponding to the maximum exchange rate of 21.9635 common shares per $1,000 principal amount of the notes.
(3)	The proposed maximum offering price per share with respect to the 6,314,518 shares being registered pursuant to this Registration Statement is $43.05, estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(a) under the Securities Act, and, in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low reported sale prices of our common shares on the New York Stock Exchange on July 11, 2007.

PROSPECTUS

6,314,518 Shares

Pennsylvania Real Estate Investment Trust

Common Shares of Beneficial Interest

Our operating partnership, PREIT Associates, L.P., issued and sold $287,500,000 aggregate principal amount of its 4.00% Exchangeable Senior Notes due 2012 in private transactions on May 8 and 9, 2007. The notes are fully guaranteed by us. Under certain circumstances, we may issue our common shares of beneficial interest upon the exchange or redemption of the notes. In such circumstances, the recipients of such common shares, whom we refer to herein as the selling shareholders, may use this prospectus to resell from time to time the common shares that we may issue to them upon the exchange or redemption of the notes. Additional selling shareholders may be named by future prospectus supplements.

The registration of our common shares covered by this prospectus does not necessarily mean that any of the selling shareholders will exchange their notes for our common shares, that upon any exchange or redemption of the notes we will elect, in our sole and absolute discretion, to exchange or redeem some or all of the notes for our common shares rather than cash, or that any of our common shares received upon exchange or redemption of the notes will be offered or sold by the selling shareholders.

We will receive no proceeds from any issuance of our common shares to the selling shareholders or from any sale of such shares by the selling shareholders, but we have agreed to pay certain registration expenses relating to such common shares. See “Selling Shareholders” and “Plan of Distribution.” The selling shareholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus.

To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, or REITs, among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our shares, including an ownership limit of 9.9% on our common shares. See “Description of Common and Preferred Shares — Restrictions on Ownership” beginning on page 9 of this prospectus.

Our common shares currently trade on the New York Stock Exchange, or NYSE, under the symbol “PEI.” On July 13, 2007, the last reported sales price of our common shares on the NYSE was $43.79 per share.

You should consider the risks that we have described in “Risk Factors” on page 2 of this prospectus and included in our periodic reports and other information that we file with the Securities and Exchange Commission before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 16, 2007

References in this prospectus to “we,” “our,” “us” and “our company” refer to Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust, PREIT Associates, L.P., and any of our other subsidiaries. PREIT Associates, L.P., is a Delaware limited partnership of which we are the sole general partner and to which we refer in this prospectus as our operating partnership. All references to “common shares” refer to Pennsylvania Real Estate Investment Trust’s common shares of beneficial interest, par value $1.00 per share.

You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement or incorporated by reference herein or therein. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or shares are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects might have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this process, selling shareholders named in this prospectus may sell our common shares from time to time. This prospectus provides you with a general description of our common shares that any selling shareholders may offer. Each time any selling shareholder sells our common shares, the selling shareholder will provide a prospectus and any prospectus supplement containing specific information about the terms of the applicable offering, as required by law. Such prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” before you decide whether to invest in our common shares.

Selling shareholders may offer the shares directly, through agents, or to or through underwriters. A prospectus supplement may describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the shares. See “Plan of Distribution” for more information on this topic.

WHERE TO FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, the registration statement, under the Securities Act with respect to the securities registered hereby. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the documents we file with the SEC can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings are also available to you on the SEC’s website at http://www.sec.gov. In addition, you can inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede the information filed earlier. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the shares covered by this prospectus is completed; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	our Current Reports on Form 8-K, filed with the SEC on January 2, 2007, February 22, 2007, February 27, 2007, May 10, 2007, May 22, 2007, June 8, 2007, June 22, 2007 and July 16, 2007; and

•

the description of our common shares contained in our Registration Statement on Form 8-A dated December 17, 1997, and all amendments or reports filed with the SEC for the purpose of updating such description.

You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC or NYSE as described above. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning our General Counsel at:

Pennsylvania Real Estate Investment Trust

200 South Broad Street

Philadelphia, PA 19102-3803

(215) 875-0700

Attention: General Counsel

Readers should rely on the information provided or incorporated by reference in this prospectus or in any applicable supplement to this prospectus. Readers should not assume that the information in this prospectus and any applicable supplement is accurate as of any date other than the date on the front cover of the document.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

•	general economic, financial and political conditions, including changes in interest rates or the possibility of war or terrorist attacks;

•	changes in local market conditions, such as the supply of or demand for retail space, or other competitive factors;

•	changes in the retail industry, including consolidation and store closings;

•	concentration of our properties in the Mid-Atlantic region;

•	risks relating to development and redevelopment activities, including construction and receipt of government and tenant approvals;

•	the ability to effectively manage several redevelopment and development projects simultaneously, including projects involving mixed uses;

•	the ability to maintain and increase property occupancy and rental rates;

•	dependence on tenants’ business operations and their financial stability;

•	increases in operating costs that cannot be passed on to tenants;

•	the ability to raise capital through public and private offerings of debt or equity securities and other financing risks, including the availability of adequate funds at a reasonable cost;

•	the ability to acquire additional properties and our ability to integrate acquired properties into our existing portfolio;

•	short-term and long-term liquidity position;

•	possible environmental liabilities;

•	the ability to obtain insurance at a reasonable cost; and

•	existence of complex regulations, including those relating to our status as a REIT, and the adverse consequences if we were to fail to qualify as a REIT.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section below entitled “Risk Factors,” including the risks incorporated therein from our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as updated by our future filings.

THE COMPANY

We are a Pennsylvania business trust founded in 1960 and one of the first equity REITs in the United States, and we have a primary investment focus on retail shopping malls and power and strip centers located in the Mid-Atlantic region or in the eastern half of the United States. As of March 31, 2007, our operating portfolio consisted of a total of 57 properties. The retail portion of our portfolio contained 49 properties in 13 states and includes 38 shopping malls and 11 power and strip centers. The ground-up development portion of our portfolio contained eight properties in five states, with four classified as power centers, two classified as “mixed use” (a combination of retail and other uses) and two classified as other. The retail properties had a total of 33.8 million square feet, of which we and partnerships or tenancy in common arrangements, or collectively, partnerships, in which we own an interest owned 25.8 million square feet. The retail properties that we consolidate for financial reporting purposes had 29.4 million square feet, of which we owned 23.0 million square feet. Properties that are owned by unconsolidated partnerships with third parties had 4.4 million square feet, of which 2.8 million square feet were owned by such partnerships.

We are a fully integrated, self-managed and self-administered REIT that has elected to be treated as a REIT for federal income tax purposes. We are required each year to distribute to our shareholders at least 90% of our net taxable income (excluding net capital gain) and to meet certain other requirements in order to maintain the favorable tax treatment associated with qualifying as a REIT.

We hold our interests in our portfolio of properties through our operating partnership, PREIT Associates, L.P. We are the sole general partner of our operating partnership and, as of March 31, 2007, held an 89.6% controlling interest in our operating partnership. We consolidate our operating partnership for financial reporting purposes. We own our interests in our properties through various ownership structures, including partnerships or tenancy in common arrangements. We own interests in some of these properties directly and have pledged the entire economic benefit of ownership to our operating partnership.

We provide management, leasing and development services through our subsidiaries PREIT Services, LLC, or PREIT Services, which generally develops and manages properties that we consolidate for financial reporting purposes, and PREIT-RUBIN, Inc., or PRI, which generally develops and manages properties in which we own interests through partnerships with third parties and properties that are owned by third parties in which we do not own an interest. PRI is a taxable REIT subsidiary, as defined by federal tax laws, which means that it is able to offer an expanded menu of services to tenants without jeopardizing our continued qualification as a REIT under federal tax law.

Our primary objective is to maximize long term value for our shareholders. To that end, our business goals are to maximize rental income, tenant sales and occupancy at our properties in order to maximize cash flows, funds from operations, funds available for distribution to shareholders, and other operating measures and results, and ultimately to maximize the values of our properties.

Our principal corporate offices are located at The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102-3803, and our telephone number is (215) 875-0700. We maintain a web site that contains information about us at www.preit.com. The information included on the web site is not, and should not considered to be, a part of this prospectus.

RISK FACTORS

Investment in the securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated into this prospectus by reference to our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of such securities. The occurrence of any of the events described in these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled “Forward-Looking Statements.”

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part pursuant to our contractual obligation to the holders of the notes named in the section entitled “Selling Shareholders.” We will not receive any of the proceeds from the resale of our common shares by such selling shareholders.

The selling shareholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting or tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

SELLING SHAREHOLDERS

The 4.00% Exchangeable Senior Notes due 2012, or the notes, were originally issued by PREIT Associates, L.P., our operating partnership, and sold by the initial purchasers of the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Under certain circumstances, we may issue common shares upon the exchange or redemption of the notes. In such circumstances, the selling shareholders may use this prospectus to resell from time to time the common shares that we may issue to them upon the exchange or redemption of the notes. Information about selling shareholders is set forth herein, and information about additional selling shareholders may be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference in this prospectus.

Selling shareholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus and any accompanying prospectus supplement any or all of the common shares which we may issue upon the exchange or redemption of the notes.

The following table sets forth information, as of July 13, 2007, with respect to the selling shareholders and the number of common shares that would become beneficially owned by each selling shareholder should we issue our common shares to such selling shareholder and that may be offered pursuant to this prospectus upon the exchange or redemption of the notes. The information is based on information provided by or on behalf of the selling shareholders. The selling shareholders may offer all, some or none of the common shares which we may issue upon the exchange or redemption of the notes. Because the selling shareholders may offer all or some portion of such common shares, we cannot estimate the number of common shares that will be held by the selling shareholders upon termination of any of these sales. In addition, since the date on which they provided the information regarding their notes, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common shares in transactions exempt from the registration requirements of the Securities Act.

The number of common shares issuable upon the exchange or redemption of the notes shown in the table below assumes exchange of the full amount of notes held by each selling shareholder at the maximum exchange rate of 21.9635 common shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share. This exchange rate is subject to adjustment in certain events. Accordingly, the number of common shares issued upon the exchange or redemption of the notes may increase or decrease from time to time. The number of common shares owned by the other selling shareholders or any future transferee from any such holder assumes that they do not beneficially own any common shares other than the common shares that we may issue to them upon the exchange or redemption of the notes.

Based upon information provided by the selling shareholders, none of the selling shareholders nor any of their affiliates, officers, directors or principal equity holders has held any positions or office or has had any material relationship with us within the past three years.

To the extent any of the selling shareholders identified below are broker-dealers, they may be deemed to be, under interpretations of the staff of the SEC, “underwriters” within the meaning of the Securities Act. To our knowledge, except as described below, the selling shareholders have sole voting and investment power with respect to all of the common shares shown as beneficially owned by them.

Name	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Shares Beneficially Owned Prior to the Offering (1)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned After the Offering (2)	Percentage of Shares Beneficially Owned After the Offering (1) (2)
Brookline Avenue Master Fund, LP(3)	21,963	*	21,963	—	*
CQS Convertible and Quantitative Strategies Master Fund Limited(4)	109,817	*	109,817	—	*
Highbridge Convertible Arbitrage Master Fund, L.P.(5)	98,835	*	98,835	—	*
Highbridge International LLC(6)	505,160	1.3%	505,160	—	*
JMG Triton Offshore Fund, Ltd.(7)	131,781	*	131,781	—	*
KBC Financial Products USA Inc. †(8)	38,436	*	38,436	—	*
LDG Limited(9)	6,501	*	6,501	—	*
Millennium Partners, L.P.†(10)	164,726	*	164,726	—	*
Polygon Global Opportunities Master Fund(11)	109,817	*	109,817	—	*
TQA Master Fund Ltd.(12)	43,795	*	43,795	—	*
TQA Master Plus Fund Ltd.(13)	23,852	*	23,852	—	*
Vicis Capital Master Fund(14)	65,890	*	65,890	—	*
Zurich Institutional Benchmarks Master Fund Ltd.(15)	13,705	*	13,705	—	*
Any other holder of common shares issuable upon exchange of the notes or future transferee, pledge, donee or successor of any holder	4,980,240	11.4%	4,980,240	—	*
TOTAL(16)	6,314,518	14.0%	6,314,518	—	*

*	Less than 1%
†	The selling shareholders identified with a crosshatch have indicated that they are, or are affiliates of, registered broker-dealers. These selling shareholders have represented that they acquired their securities in the ordinary course of business, and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling shareholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act.

(1)	Based on a total of 38,713,857 common shares outstanding as of June 30, 2007.
(2)	Assumes the selling shareholder sells all of its common shares offered pursuant to this prospectus.
(3)	Brookline Avenue Partners, LP is the investment manager of Brookline Avenue Master Fund, LP. Richard M Morano II and Charles B. Slotnik are the sole members of Kenmore Square, LLC, the general partner of Brookline Avenue Partners, LP.
(4)	Karla Bodden, Jane Fleming, Dennis Hunter, Alan Smith and Gary Trehiou are the directors of CQS Convertible and Quantitative Strategies Master Fund Limited and exercise voting and investment control over securities owned by CQS Convertible and Quantitative Strategies Master Fund Limited.
(5)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.
(6)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.
(7)	JMG Triton Offshore Fund, Ltd.’s investment manager is Pacific Assets Management LLC, which has voting and dispositive power over JMG Triton Offshore Fund, Ltd.’s investments. The equity interests of Pacific Assets Management LLC are owned by Pacific Capital Management, Inc. and Asset Alliance Holding Corp. The equity interests of Pacific Capital Management, Inc. are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over JMG Triton Offshore Fund, Ltd.’s portfolio holdings.
(8)	KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which is a direct wholly-owned subsidiary of KBC Bank N.V., which is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.
(9)	TQA Investors LLC has sole investment power and voting power with respect to securities owned by LDG Limited. Paul Bucci, Darren Langis, Andrew Anderson and Steven Potamis are the members of TQA Investors LLC.
(10)	Millennium Management, L.L.C., a Delaware limited liability company, is the general partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be construed in and of itself as an admission by either Millennium Management, L.L.C. or Mr. Englander as to beneficial ownership of the common shares owned by Millennium Partners, L.P.
(11)	Polygon Investment Partner LLP, Polygon Investment Partners LP, Polygon Investments Ltd., Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. Polygon Investment Partner LLP, Polygon Investment Partners LP, Polygon Investments Ltd., Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.
(12)	TQA Investors, LLC is the investment advisor of TQA Master Fund Ltd. Robert Butman, Paul Bucci and Andrew Anderson are the principals of TQA Investors, LLC and exercise investment and voting control over securities owned by TQA Master Fund Ltd.
(13)	TQA Investors, LLC is the investment advisor of TQA Master Plus Fund Ltd. Robert Butman, Paul Bucci and Andrew Anderson are the principals of TQA Investors, LLC and exercise investment and voting control over securities owned by TQA Master Plus Fund Ltd.
(14)	Vicis Capital LLC is the investment manager of Vicis Capital Master Fund. Shad Stastney, John Succo and Sky Lucas exercise equal control over Vicis Capital LLC, but disclaim individual ownership of the securities owned by Vicis Capital Master Fund.
(15)	TQA Investors, LLC is the investment advisor of Zurich Institutional Benchmarks Master Fund Ltd. Robert Butman, Paul Bucci and Andrew Anderson are the principals of TQA Investors, LLC and exercise investment and voting control over securities owned by Zurich Institutional Benchmarks Master Fund Ltd.
(16)

Additional selling shareholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the selling shareholder table by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling shareholders will not be able to use this prospectus for resales until they are named in the selling shareholders table by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

Information about the selling shareholders may change over time. Any changed information given to us by the selling shareholders will be set forth in prospectus supplements if and when necessary.

DESCRIPTION OF COMMON AND PREFERRED SHARES

The following summary of the material terms of our common shares does not include all of the terms of the shares and should be read together with our trust agreement and by-laws and with applicable Pennsylvania law. In addition, this summary includes a description of our 11% Non-Convertible Senior Preferred Shares, par value $0.01 per share, liquidation preference $50.00 per share, or the 11% preferred shares. Accordingly, you should read the form of the designating amendment to our trust agreement for those preferred shares. Our trust agreement and by-laws and the form of designating amendment are incorporated by reference herein.

Authorized Common and Preferred Shares

Under our trust agreement, we have the authority to issue up to 100,000,000 shares of beneficial interest, $1.00 par value per share, and up to 25,000,000 preferred shares, $0.01 par value per share.

Common Shares

Voting, Dividend and Other Rights. Subject to the provisions of our trust agreement regarding excess shares, (1) the holders of our shares are entitled to one vote per share on all matters voted on by shareholders, including elections of trustees, and (2) subject to the rights of holders of any preferred shares, including the 11% preferred shares, the holders of our shares are entitled to a pro rata portion of any distributions declared from time to time by our board of trustees from funds available for those distributions, and upon liquidation are entitled to receive pro rata all of the assets available for distribution to those holders. See “—11% Preferred Shares—Dividends and —Liquidation Rights.” The majority of shares voting on a matter at a meeting at which at least a majority of the outstanding shares are present in person or by proxy constitutes the act of the shareholders, except with respect to the election of trustees (see below). Our trust agreement permits the holders of securities of our affiliates to vote with our shareholders on specified matters, and the partnership agreement of PREIT Associates, L.P. grants that right to certain holders of currently outstanding partnership units of PREIT Associates, L.P., with respect to fundamental changes in us (i.e., mergers, consolidations and sales of substantially all of our assets). Shareholders do not have any pre-emptive rights to purchase our securities.

Our trust agreement provides that our board of trustees may authorize the issuance of multiple classes and series of shares of beneficial interest and, subject to the rights of the holders of the 11% preferred shares, classes and series of preferred shares having preferences to the existing shares in any matter, including rights in liquidation or to dividends and conversion rights (including shareholder rights plans), and other securities having conversion rights, and may authorize the creation and issuance by our subsidiaries and affiliates of securities having conversion rights in respect of shares. Accordingly, the rights of holders of our existing common shares are subject and junior to preferred rights, including the rights of holders of the 11% preferred shares, as to dividends and in liquidation (and other such matters) and to the extent set forth in any subsequently authorized preferred shares or class of preferred shares.

Board of Trustees. Our board of trustees is divided into three classes serving staggered three-year terms. Our trust agreement does not provide for cumulative voting in the election of trustees, and the candidates receiving the highest number of votes are elected to the office of trustee, subject to the majority voting provisions contained in our corporate governance guidelines.

Trustee Nomination Process. Our trust agreement provides that nominations for election to the office of trustee at any annual or special meeting of shareholders shall be made by the trustees, or by petition in writing delivered to the secretary not fewer than 35 days before the meeting signed by the holders of at least two percent of the shares outstanding on the date of the petition. Nominations not made in accordance with these procedures will not be considered unless the number of persons nominated is fewer than the number of persons to be elected to the office of trustee at the meeting. In this latter event, any person entitled to vote in the election of trustees may make nominations at the meeting for the trustee positions that would not otherwise be filled.

11% Preferred Shares

In connection with our 2003 merger with Crown American Realty Trust, or Crown, we issued 2,475,000 non-convertible preferred shares, par value $0.01 per share, to the former holders of Crown’s 11% preferred shares that are identical in all material respects to the former Crown 11% preferred shares. The number of 11% preferred shares may be decreased by our board of trustees from time to time, though not below the number of 11% preferred shares then outstanding.

Rank. With respect to dividend rights and rights upon liquidation, dissolution or winding up, the 11% preferred shares rank senior to all classes or series of our equity securities, except that the 11% preferred shares will rank on a parity with additional preferred shares that we may issue with terms specifically providing that the new preferred shares rank on a parity with the 11% preferred shares with respect to dividend rights or rights upon our liquidation, dissolution or winding up, if the aggregate liquidation preference of the additional preferred shares and the 11% preferred shares together do not exceed $123,750,000.

Dividends. Holders of the 11% preferred shares will be entitled to receive, when, as and if declared by our board of trustees, out of funds legally available for the payment of dividends, cumulative, preferential cash dividends in an amount per share equal to $5.50 per annum. Each dividend will be payable to holders of record as they appear on our transfer books on the record date as provided below.

In addition, holders of the 11% preferred shares may be eligible to receive additional dividends, or Additional Dividends, from time to time if our “Total Debt” (as defined in the designating amendment) exceeds the product of 6.5 times “EBITDA” (as defined in the designating amendment), or the Leverage Ratio, without the consent of the holders of at least 50% of the 11% preferred shares outstanding at that time. Holders who consent to a waiver of this restriction will be paid a consent fee. If required to be paid, Additional Dividends will be for an amount per share equal to 0.25% of the Preferred Liquidation Preference Amount (as defined below) on an annualized basis for the first quarter with respect to which an Additional Dividend is due. For each quarter after that initial due date that we continue to exceed the permitted Leverage Ratio, the Additional Dividend will increase by an amount per share equal to an additional 0.25% of the Preferred Liquidation Preference Amount on an annualized basis. However, the maximum total dividend on the 11% preferred shares, including any Additional Dividends, will not at any time exceed 13% of the Preferred Liquidation Preference Amount per annum.

If any 11% preferred shares are outstanding, we will not declare, pay, or set apart for payment dividends on our common shares or any other series ranking, as to dividends, on a parity with or junior to the 11% preferred shares for any period unless we contemporaneously declare and pay, or declare and set apart funds sufficient to pay, full cumulative dividends (including any Additional Dividends) on the 11% preferred shares for all past dividend periods and the then current dividend period. If we do not pay dividends in full or set apart a sum sufficient for full payment on the 11% preferred shares and the shares of any series of preferred shares ranking on a parity as to dividends with the 11% preferred shares, we will declare, pro rata, all dividends on the 11% preferred shares and any series of preferred shares ranking on a parity as to dividends with the 11% preferred shares so that the amount of dividends that we declare per share on the 11% preferred shares and such other series of preferred shares will in all cases bear to each other the same ratio that accrued and unpaid dividends per 11% preferred share and such other series of preferred shares bear to each other. We will not pay any interest, or sum of money in lieu of interest, in respect of any dividend payment or payments on the 11% preferred shares that may be in arrears.

Except as provided in the immediately preceding paragraph, unless we contemporaneously have declared and paid, or declared and set apart funds sufficient to pay, full cumulative dividends (including any Additional Dividends) on the 11% preferred shares for all past dividend periods and the then current dividend period, we will not declare and pay, or declare and set apart for payment, any dividends on our capital shares ranking junior to or on a parity with the 11% preferred shares as to dividends, other than distributions payable in our common shares or other capital shares ranking junior to the 11% preferred shares as to dividends and upon our liquidation, dissolution or winding up. In that event, we also will not redeem, purchase, or otherwise acquire for any consideration any of our common shares or any other capital shares ranking junior to or on a parity with the 11% preferred shares as to dividends or upon our liquidation, dissolution or winding up, nor will we pay any moneys to or make moneys available for a sinking fund for the redemption of any such shares, except by conversion into or exchange for other of our capital shares ranking junior to the 11% preferred shares as to dividends and upon our liquidation, dissolution and winding up.

Any dividend that we pay on the 11% preferred shares will first be credited against the earliest accrued but unpaid dividend due with respect to the 11% preferred shares that remains payable.

Liquidation Rights. If our company is liquidated or dissolved, or if our operations are wound up, the holders of the 11% preferred shares will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference equal to the sum of $50.00 per share plus an amount equal to any accrued and unpaid dividends on the 11% preferred shares, including any Additional Dividends, whether or not earned or declared to the date of payment, or the Preferred Liquidation Preference Amount, before we distribute any assets to holders of our common shares or any other capital shares that rank junior to the 11% preferred shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the 11% preferred shares will have no right or claim to any of our remaining assets.

If we have made liquidating distributions in full to all holders of the 11% preferred shares, our remaining assets will be distributed among the holders of any other classes or series of capital shares ranking junior to the 11% preferred shares upon our liquidation, dissolution or winding up according to their respective rights and preferences and in each case according to their respective number of shares.

Our consolidation or merger with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up for purposes of liquidation rights.

Redemption. We may not redeem the 11% preferred shares before July 31, 2007, except under certain limited circumstances to preserve our status as a REIT. On and after July 31, 2007, we, to the extent we have legally available funds, and upon not less than 30 nor more than 60 days written notice, may redeem the 11% preferred shares, in whole or in part, at any time or from time to time, during the periods and at the redemption prices shown below plus any accrued and unpaid dividends to the date of redemption:

Redemption Period	Redemption Price Per 11% Preferred Share
July 31, 2007 through July 30, 2009	$52.50
July 31, 2009 through July 30, 2010	$51.50
On or after July 31, 2010	$50.00

Notwithstanding the foregoing, unless we contemporaneously have declared and paid, or declared and set aside a sum sufficient for the payment of, full cumulative dividends on all outstanding 11% preferred shares for all past dividend periods and the then current dividend period, (1) we will not redeem any 11% preferred shares unless we redeem all outstanding 11% preferred shares simultaneously and (2) we will not purchase or otherwise acquire directly or indirectly through a subsidiary or otherwise, any 11% preferred shares; except that we may purchase or otherwise acquire 11% preferred shares through a purchase or exchange offer made on the same terms to holders of all outstanding 11% preferred shares.

If we redeem fewer than all of the outstanding 11% preferred shares, then we will determine the number of shares to be redeemed and those shares may be redeemed pro rata from their record holders either in proportion to the number of shares held by those holders (as nearly as may be practicable without creating fractional 11% preferred shares) or under any other equitable method that we determine to use.

In June 2007, we gave notice that we called for redemption all of our outstanding 11% preferred shares. On July 31, 2007, we intend to deliver, or cause to be delivered, to our redemption and paying agent, $52.50 per 11% preferred share plus accrued and unpaid dividends up to, but not including, July 31, 2007. From and after July 31, 2007, all 11% preferred shares shall no longer be deemed to be outstanding, dividends thereon shall cease to accrue, and all rights with respect to the 11% preferred shares shall terminate, except only the right of the holders thereof to receive the redemption price plus accrued and unpaid dividends on the 11% preferred shares, but without interest thereon, upon surrender of such 11% preferred shares.

We will retire and restore to the status of authorized and unissued preferred shares, without designation as to series, all 11% preferred shares that we redeem. After doing so, we may reissue them as any series of preferred shares.

Voting Rights. Holders of the 11% preferred shares do not have any voting rights, except as described below or as otherwise required by law. Subject to the provisions of our trust agreement regarding excess shares, in any matter in which the holders of the 11% preferred shares may vote, including any action by written consent, each holder will be entitled to one vote per share. The holders of each share may separately designate a proxy for the vote to which that share is entitled.

Whenever dividends on any 11% preferred shares have been in arrears for six or more quarterly dividend periods—regardless of whether the periods are consecutive—the holders of 11% preferred shares (voting separately as a class with all other series of preferred shares upon which rights to vote on such matter with the 11% preferred shares have been conferred and are then exercisable) will be entitled to vote for the election of two additional members of our board of trustees. This vote may occur at a special meeting called by the holders of record of at least 10% of the 11% preferred shares and any other preferred shares, if any (unless the request is received less than 45 days before the date fixed for the next annual or special meeting of the shareholders). In addition, this vote may occur at the next annual meeting of shareholders, and at each annual meeting after that annual meeting. These voting rights expire when we have paid, or declared and set aside a sum sufficient for the payment of, all dividends accumulated on the 11% preferred shares for past dividend periods and the then current dividend period. In this event, the entire board will be increased by two trustees, each of whom will be elected to serve until the earlier of (1) the election and qualification of the trustee’s successor or (2) payment of the dividend arrearage for the 11% preferred shares.

If any trustee elected by the holders of the 11% preferred shares ceases to serve as a trustee before the trustee’s term expires, the holders of the 11% preferred shares—and any other series of preferred shares, if any, entitled to vote on such matter, as described above—then outstanding may, at a special meeting of the holders called as provided above, elect a successor to hold office for the unexpired term of the trustee whose place is vacant.

While any 11% preferred shares remain outstanding, we will not (1) without the affirmative vote of, or consent of the holders of all of, the 11% preferred shares outstanding at the time (such series voting separately as a class), authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to the 11% preferred shares with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (2) without the affirmative vote, or consent of the holders of at least two-thirds of the 11% preferred shares outstanding at the time (such series voting separately as a class), amend, alter or repeal the provisions of our trust agreement, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the 11% preferred shares or the holders thereof. Any increase in the authorized preferred shares, or the creation or issuance of any other series of preferred shares, or any increase in the amount of authorized shares of preferred shares or any other series of preferred shares, in each case ranking on a parity with or junior to the 11% preferred shares with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the 11% preferred shares.

The foregoing voting provisions will not apply if, at or before the time when the act with respect to which such vote would otherwise be required is effected, we have redeemed or called for redemption upon proper notice all outstanding 11% preferred shares and we have deposited in trust an amount of funds sufficient to effect the redemption.

Restrictions on Ownership

Among the requirements for qualification as a REIT under the Internal Revenue Code, or the Code, are (1) not more than 50% in value of our outstanding shares, including the common share and the 11% preferred shares (after taking into account options to acquire shares), may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, (2) the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and (3) certain percentages of our gross income must be from particular activities. In order to continue to qualify as a REIT under the Code, our board of trustees has adopted, and our shareholders have approved, provisions of our trust agreement that restrict the ownership and transfer of shares, or the Ownership Limit Provisions.

The Ownership Limit Provisions provide that no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of any separate class of our shares. For this purpose, the common shares and the 11% preferred shares are treated as separate classes. The trustees may exempt a person from the Ownership Limit Provisions with a ruling from the Internal Revenue Service or an opinion of counsel or our tax accountants to the effect that such ownership will not jeopardize our status as a REIT.

Issuance or transfers of shares in violation of the Ownership Limit Provisions or which would cause us to be beneficially owned by fewer than 100 persons are void ab initio and the intended transferee acquires no rights to the shares.

In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the Ownership Limit Provisions, such transfer or other event with respect to that number of shares that would be owned by the transferee in excess of the Ownership Limit Provisions are automatically exchanged for an equal number of excess shares, or the Excess Shares, authorized by our trust agreement, according to the rules set forth therein, to the extent necessary to insure that the purported transfer or other event does not result in the ownership of shares in violation of the Ownership Limit Provisions. Any purported transferee or other purported holder of Excess Shares is required to give written notice to us of a purported transfer or other event that would result in the issuance of Excess Shares.

Excess Shares are not treasury shares but rather continue as issued and outstanding shares of beneficial interest. While outstanding, Excess Shares will be held in trust. The trustee of such trust shall be our company. The beneficiary of such trust shall be designated by the purported holder of the Excess Shares. Excess Shares are not entitled to any dividends or distributions. If, after the purported transfer or other event resulting in an exchange of shares of beneficial interest for Excess Shares and prior to our discovery of such exchange, dividends or distributions are paid with respect to the shares that were exchanged for Excess Shares, then such dividends or distributions are to be repaid to us upon demand. Excess Shares participate ratably (based on the total number of shares and Excess Shares) in any liquidation, dissolution or winding up of our company. Except as required by law, holders of Excess Shares are not entitled to vote such shares on any matter. While Excess Shares are held in trust, any interest in that trust may be transferred by the trustee only to a person whose ownership of shares will not violate the Ownership Limit Provisions, at which time the Excess Shares will be automatically exchanged for the same number of shares of the same type and class as the shares for which the Excess Shares were originally exchanged. Prior to any transfer of any interest in the Excess Shares held in trust, the purported transferee or other purported holder, as the case may be, must give advance notice to us of the intended transfer and we must waive in writing its purchase rights. Our trust agreement contains provisions that are designed to insure that the purported transferee or other purported holder of Excess Shares does not receive in return for such a transfer an amount that reflects any appreciation in the shares for which Excess Shares were exchanged during the period that such Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid to our company. If the foregoing restrictions are determined to be invalid by any court of competent jurisdiction, then the intended transferee or holder of any Excess Shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring such Excess Shares and to hold such Excess Shares on our behalf.

Our trust agreement further provides that Excess Shares shall be deemed to have been offered for sale to our company at the lesser of (1) the price paid for the shares by the purported transferee or, in the case of a gift, devise or other transaction, the market price for such shares at the time of such gift, devise or other transaction or (2) the market price for the shares on the date we or our designee exercises its option to purchase the Excess Shares. We may purchase such Excess Shares during a 90-day period, beginning on the date of the violative transfer if the original transferee-shareholder gives notice to us of the transfer or, if no notice is given, the date the board of trustees determines that a violative transfer or other event resulting in an exchange of shares for the Excess Shares has occurred.

Each shareholder upon demand is required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as the board of trustees deems necessary to comply with the provisions of our trust agreement or the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency. Certificates representing shares of any class or series issued after September 29, 1997 will bear a legend referring to the restrictions described above.

Registrar and Transfer Agent

The registrar and transfer agent for the Pennsylvania Real Estate Investment Trust common shares and for the 11% preferred shares is Wells Fargo Bank, N.A.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF PREIT ASSOCIATES, L.P.

The following is a summary of material provisions in the partnership agreement of PREIT Associates, L.P., our operating partnership. For more detail, you should refer to the partnership agreement itself, a copy of which is filed with the SEC and which we incorporate by reference herein.

General

We are the sole general partner of our operating partnership. When our company was organized on September 30, 1997, we contributed to our operating partnership, or to entities wholly owned by our operating partnership, the real estate interests that we owned, directly or indirectly, or the economic benefits of those real estate interests, in exchange for a general partnership interest in our operating partnership and a number of partnership units that equaled, in the aggregate, the number of common shares issued and outstanding on September 30, 1997. In addition, as part of our merger with Crown American Realty Trust, our operating partnership issued to us a number of 11% senior preferred partnership units, representing another class of partnership units, equal to the number of 11% preferred shares that we issued in the merger. The number of our 11% senior preferred partnership units issued will at any time always equal the number of 11% preferred shares outstanding at that time.

Management

Under the partnership agreement, we, as the sole general partner, have the authority, to the exclusion of the limited partners, to make all management decisions on our operating partnership’s behalf. In addition, we, as general partner, may cause our operating partnership to create and issue additional classes of limited or preferred partner interests with terms different from the limited partner and general partner interests currently outstanding. We have agreed in the partnership agreement to conduct substantially all of our business activities through our operating partnership unless a majority in interest of the partnership units (exclusive of partnership units that we own) consent to the conduct of business activities outside of our operating partnership.

Authorization of Partnership Units and Voting Rights

The partnership agreement authorizes the issuance of an unlimited number of partnership units in one or more classes. Holders of the partnership units are entitled to distributions from our operating partnership as and when made by us as the general partner. We are required to make distributions on the Class A partnership units that we hold directly or indirectly at the times and in the amounts required to allow us to make distributions to our shareholders necessary to preserve our status as a REIT for federal income tax purposes. As such, we anticipate that the other holders of partnership units will receive those distributions at the approximate time, and in the same amounts, as we declare and pay dividends to our shareholders.

Holders of partnership units generally have no right to vote on any matter voted on by holders of our shares except that, before the date on which at least half of the partnership units issued on September 30, 1997 in connection with our organization have been redeemed, the holders of the partnership units issued and outstanding on September 30, 1997 are entitled to vote those partnership units and additional partnership units that they may have received and may receive in the future in transactions that were the subject of the September 30, 1997 issuance, along with our shareholders as a single class, on any proposal to merge, consolidate, or sell substantially all of our assets. Our partnership units are not included for purposes of determining when half of the partnership units issued and outstanding on September 30, 1997 have been redeemed, nor are they counted as votes. If the holders of our shares vote on such a transaction, and holders of the partnership units are entitled to vote on the transaction, then each covered partnership unit will be entitled to one vote for each share issuable by us upon the redemption of such partnership unit and the necessary vote to effect such action shall be the sum of an absolute majority of the outstanding partnership units entitled to vote on such matter and the applicable vote of the holders of our outstanding shares. The required aggregate vote may be met by any combination of holders of our partnership units or shares.

The partnership agreement also provides that our operating partnership may not engage in a fundamental transaction (e.g., a merger) unless, by the terms of the fundamental transaction, the partnership units are treated in the same manner as that number of shares for which they are exchangeable upon notice of redemption are treated. Holders of the partnership units also have the right to vote on certain amendments to the partnership agreement. In addition, so long as any of our 11% senior preferred partnership units remain outstanding, our operating partnership will not (1) without the affirmative vote, or consent of the holders of all of the 11% senior preferred partnership units outstanding at the time, authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to the 11% senior preferred partnership units with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (2) without the affirmative vote, or consent of the holders of at least two-thirds of the 11% senior preferred partnership units outstanding at the time (such series voting separately as a class), amend, alter or repeal the provisions of the partnership agreement, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the 11% senior preferred partnership units or of the holders of the 11% senior preferred partnership units. Any increase in the number of 11% senior preferred partnership units or other partnership units, or the creation or issuance of any other class or series of partnership units ranking on a parity with or junior to the 11% senior preferred partnership units with respect to payment of dividends or the distribution of assets upon our operating partnership’s liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the 11% senior preferred partnership units. As discussed above under “Description of Common and Preferred Shares—11% Preferred Shares—Redemption,” in June 2007, we gave notice that we called for redemption all of our outstanding 11% preferred shares.

Redemption Rights

A limited partner holding Class A or Class B partnership units may elect to redeem such units at such time, and for such consideration, as provided in the partnership agreement. In general, and subject to certain exceptions and limitations, holders of Class A partnership units (other than our operating partnership and its subsidiaries) may, beginning one year following the respective issue dates, give one or more notices of redemption with respect to all or any part of the Class A partnership units so owned and then held by such party. Class B partnership units are redeemable at the option of the holder at any time after issuance. The 11% senior preferred partnership units will be redeemable in the same amounts and during the same time periods as the 11% preferred shares. See “Description of Common and Preferred Shares—11% Preferred Shares—Redemption” above regarding our June 2007 notice that we called for redemption all of our outstanding 11% preferred shares.

If a notice of redemption is given, we may elect to acquire the partnership units tendered for redemption for our own account, either in exchange for the issuance of a like number of shares (subject to adjustments for stock splits, recapitalizations, and like events) or a cash payment equal to the average closing price of the shares over the ten consecutive trading days immediately before we receive, in our capacity as general partner of PREIT Associates, L.P., the notice of redemption. If we decline to exercise such right, then on the tenth day following tender for redemption, our operating partnership will pay a cash amount equal to the number of Class A or Class B partnership units so tendered multiplied by such average closing price. Our operating partnership is required to distribute to us such additional amounts as we may need at any time to pay the redemption price of the 11% preferred shares, and that payment also will be treated as payment of the redemption price of the same number of 11% senior preferred partnership units, which also will be redeemed. See “Description of Common and Preferred Shares—11% Preferred Shares—Redemption” above regarding our June 2007 notice that we called for redemption all of our outstanding 11% preferred shares.

Ranking; Liquidation

The 11% senior preferred partnership units, with respect to distribution rights and rights upon liquidation, rank senior to the other partnership units. Upon our operating partnership’s liquidation, each holder of an 11% senior preferred partnership unit will be entitled to receive a liquidation preference equal to $50.00 per unit, plus any accrued and unpaid dividends on the 11% senior preferred partnership unit before payment or distribution of any amounts to holders of other partnership units.

CERTAIN PROVISIONS OF OUR TRUST AGREEMENT AND BYLAWS

The following summary of certain provisions of our trust agreement and bylaws is subject to and qualified in its entirety by reference to our trust agreement and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where To Find Additional Information.”

Ownership Limits and Restrictions on Transferability

In order to protect our status as a REIT, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly or constructively, by five or fewer individuals and the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, subject to some exceptions, our trust agreement prohibits any shareholder from owning more than 9.9% of our outstanding shares of beneficial interest (exclusive of preferred shares) or more than 9.9% of any class or series of preferred shares. Our trust agreement also prohibits transfers of shares that would cause a shareholder to exceed the 9.9% limit or cause us to be beneficially owned by fewer than 100 persons. Our board of trustees may exempt a person from the 9.9% ownership limit if our board receives a ruling from the Internal Revenue Service or an opinion of counsel or tax accountants that exceeding the 9.9% ownership limit as to that person would not jeopardize our status as a REIT. Absent an exemption, this restriction may discourage a tender offer or other transaction or change in management or control that might involve a premium price for our shares or otherwise be in the best interests of our shareholders.

Staggered Board

Our board of trustees has three classes of trustees. The term of office of one class expires each year. Trustees for each class are elected for three year terms upon the expiration of the term of the respective class. The staggered terms for trustees may affect a shareholder’s ability to take control of us, even if a change in control were in the best interests of our shareholders.

Multiple Classes and Series of Shares of Beneficial Interest

Our trust agreement permits our board of trustees to create and issue multiple classes and series of preferred shares, including classes and series of preferred shares, subject to the rights of the holders of the 11% preferred shares, having preferences to the existing shares on any matter, including rights in liquidation or to dividends and conversion rights (including shareholder rights plans), and other securities having conversion rights, and may authorize the creation and issuance by our subsidiaries and affiliates of securities having conversion rights in respect of our shares. Our trust agreement further provides that the terms of such rights or other securities may provide for disparate treatment of certain holders or groups of holders of such rights or other securities. Our issuance of such rights or preferred shares could delay or prevent someone from acquiring control of us, even if a change in control were in the best interests of our shareholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material United States federal income tax consequences relating to our qualification and taxation as a REIT and the ownership and disposition of our common shares issued upon the exchange or redemption of the notes. This summary is for general information only and is not tax advice. For purposes of the following discussion, references to “company,” “we” and “us” mean Pennsylvania Real Estate Investment Trust and not our subsidiaries or affiliates, and “operating partnership” refers to PREIT Associates, L.P. Because this is a summary that is intended to address only the federal income tax consequences relating to the ownership and disposition of our common shares, it may not contain all the information that may be important in your specific circumstances. As you review this discussion, you should keep in mind that:

(1) The tax consequences to you may vary depending on your particular tax situation;

(2) Special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, a real estate investment trust, or otherwise subject to special tax treatment under the Code;

(3) This summary does not address state, local or non-U.S. tax consequences;

(4) This summary deals only with common shares as “capital assets,” within the meaning of Section 1221 of the Code; and

(5) This discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your tax advisor to determine the effect of acquiring, owning and disposing of our common shares in your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the Code, current, temporary and proposed regulations promulgated by the U.S. Treasury Department, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, or the IRS, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this registration statement.

Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not requested and do not plan to request any rulings from the IRS concerning the tax treatment of our company or the operating partnership. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

Taxation of the Company as a REIT

General. Our company has elected to be taxed as a REIT under the Code. A REIT generally is not subject to federal income tax on the net income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification under the Code. We believe that we have been and are organized and have operated, and we intend to continue to operate, in a manner so as to qualify as a REIT, but there can be no assurance that we qualify or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide any assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

The sections of the Code that relate to our qualification and operation as a REIT are highly technical and complex. This discussion sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations.

Taxation. For each taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our shareholders. U.S. Shareholders (as defined below) generally will be subject to taxation on dividends (other than dividends designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates.

Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT “C” corporations) generally are subject to federal corporate income taxation on their income and shareholders of regular corporations are subject to tax on any dividends that are received. Currently, however, shareholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and shareholders of regular corporations who are taxed at regular corporate rates will receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT “C” corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

While we generally will not be subject to corporate income taxes on income that we distribute currently to shareholders, we will be subject to federal income tax as follows:

(1) We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

(2) We may be subject to the “alternative minimum tax” on our undistributed items of tax preference, if any.

(3) If we have (1) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or (2) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

(4) Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

(5) If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of the amount by which we fail either the 75% or 95% gross income test, multiplied in either case by a fraction intended to reflect our profitability.

(6) We will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of amounts actually distributed, excess distributions from the preceding tax year and amounts retained for which federal income tax was imposed if we fail to make the required distributions by the end of a calendar year. The required distribution for each calendar year is equal to the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

(7) We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants, and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

(8) If we acquire any assets from a non-REIT “C” corporation in a carry-over basis transaction, we would be liable for corporate income tax, at the highest applicable corporate rate for the “built-in gain” with respect to those assets if we disposed of those assets within 10 years after they were acquired. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT “C” corporation’s interest in the partnership. However, if we are subject to taxation on our REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation, some of the dividends we pay to our shareholders during the following year may be subject to tax at the reduced capital gains rates, rather than taxed at ordinary income rates. See “—Taxation of U.S. Shareholders—Qualified Dividend Income.”

(9) With regard to our 2005 and subsequent taxable years, if we fail to satisfy one of the REIT asset tests (other than certain de minimis failures), but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets by the highest rate of tax applicable to corporations.

(10) With regard to our 2005 and subsequent taxable years, if we fail to satisfy certain of the requirements under the Code the failure of which would result in the loss of our REIT status, and the failure is due to reasonable cause and not willful neglect, we may be required to pay a penalty of $50,000 for each such failure in order to maintain our qualification as a REIT.

(11) If we fail to comply with the requirements to send annual letters to certain of our shareholders requesting information regarding the actual ownership of our shares and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

Furthermore, notwithstanding our status as a REIT, we also may have to pay certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for federal income tax purposes. Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to federal, state and local corporate income taxes on its net income.

Requirements for Qualification as a REIT. A REIT is a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4) that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5) that is beneficially owned by 100 or more persons;

(6) not more than 50% in value of the outstanding shares or other beneficial interest of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;

(7) that makes an election to be a REIT for the current taxable year, or has made such an election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury regulations promulgated thereunder;

(9) that does not have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year; and

(10) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply during the first taxable year for which an election is made to be taxed as a REIT. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

We believe that we have been organized, have operated and have issued sufficient shares of beneficial ownership with sufficient diversity of ownership to allow us to satisfy the above conditions. In addition, our trust agreement contains restrictions regarding the transfer of shares of beneficial interests that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

To monitor compliance with condition (6) above, a REIT is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and do not know, or exercising reasonable diligence, would not have known, of a failure to meet condition (6) above, then we will be treated as having met condition (6) above.

Qualified REIT Subsidiaries. We may acquire 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in this discussion to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. Income of a qualified REIT subsidiary will not be subject to federal income tax, although it may be subject to state and local taxation in some jurisdictions. Our ownership of the voting stock of a qualified REIT subsidiary will not violate the asset test restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than five percent of the value of our total assets, as described below in “—Asset Tests Applicable to REITs.”

Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, which has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities (other than certain “straight debt” securities) which represent more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to our tenants, without causing us to receive impermissible tenant service income under the REIT gross income tests. The company owns several taxable REIT subsidiaries, including PREIT-RUBIN. A taxable REIT subsidiary is required to pay regular federal income tax, and state and local income tax where applicable, as a non-REIT “C” corporation. In addition, if dividends are paid to us by our taxable REIT subsidiary, then a portion of the dividends we distribute to shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See “Taxation of United States Shareholders—Qualified Dividend Income.”

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made directly or indirectly to us in excess of a certain amount. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiaries may make interest and other payments to us and to third parties in connection with activities related to our properties. There can be no assurance that our taxable REIT subsidiaries will not be limited in their ability to deduct certain interest payments made to us, and there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.

Ownership of Partnership Interests by a REIT. A REIT that owns an equity interest in an entity treated as a partnership for federal income tax purposes is deemed to own its share (based upon its proportionate share of the capital of the partnership) of the assets of the partnership and is deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, our proportionate share of assets and items of income of the operating partnership, including the operating partnership’s share of assets and items of income of any subsidiaries that are treated as partnerships for federal income tax purposes, are treated as assets and items of income of our company for purposes of applying the REIT asset and income tests. For these purposes, under current Treasury regulations, our interest in each of the partnerships must be determined in accordance with our “capital interest” in each entity, as applicable. We have control over the operating partnership and substantially all of the partnership and limited liability company subsidiaries of the operating partnership, and intend to operate them in a manner that is consistent with the requirements for qualification of our company as a REIT.

We believe that the operating partnership and each of the partnerships and limited liability companies in which we own an interest, directly or through another partnership or limited liability company, will be treated as partnerships or disregarded for federal income tax purposes and will not be taxable as corporations. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and we could fail to meet the REIT income and asset tests. See “—Taxation of the Company as a REIT—Income Tests Applicable to REITs” and “—Taxation of the Company as a REIT—Asset Tests Applicable to REITs” below.

Income Tests Applicable to REITs. To qualify as a REIT, we must satisfy two gross income tests which are applied on an annual basis. First, in each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on related property includes “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.

Rents we receive will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if several conditions are met:

•

The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

•

We, or an actual or constructive owner of 10% or more of our shares, must not actually or constructively own 10% or more of the interests in a tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Any such tenant is referred to as a “related party tenant.” Rents received from a related party tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging property and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met;

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property;” and

•

We generally must not provide directly impermissible tenant services to the tenants of a property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no income or a taxable REIT subsidiary. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered primarily for the convenience of the tenant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may provide through an independent contractor or a taxable REIT subsidiary, which may be wholly or partially owned by us, both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” If the total amount of income we receive from providing impermissible tenant services at a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as “rents from real property.” Impermissible tenant service income is deemed to be at least 150% of our direct cost in providing the service.

In light of these requirements, we do not intend to take any of the actions listed below, unless we determine that the resulting nonqualifying income, taken together with all other nonqualifying income that we earn in the taxable year, will not jeopardize our status as a REIT:

(1) charge rent for any property that is based in whole or in part on the income or profits of any person (unless based on a fixed percentage or percentages of gross receipts or sales, as permitted and described above);

(2) rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

(3) derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

(4) directly perform services considered to be noncustomary or “rendered to the occupant” of the property.

We provide services and access to third party service providers at some or all of our properties. However, based on our experience in the rental markets where the properties are located, we believe that all access to service providers and services provided to tenants by our company either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause us to fail to meet the income test requirements.

Although PREIT-RUBIN (which, together with PREIT Services, LLC, comprise our commercial property development and management business) renders services with respect to rental properties of the operating partnership and the partnership subsidiaries, and PREIT-RUBIN does not constitute an “independent contractor” for this purpose, we believe that the services being provided by PREIT-RUBIN with respect to these properties in past years have been usual or customary and should not otherwise be considered “rendered to the occupant.” Moreover, for years beginning after December 31, 2000, the company and PREIT- RUBIN have elected for PREIT-RUBIN to be treated as a taxable REIT subsidiary. We believe that the aggregate amount of any nonqualifying income in any taxable year earned by the operating partnership and the partnership subsidiaries has not caused, and will not cause, the company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

However, we cannot provide any assurance that the IRS will agree with these positions. We monitor the activities at our properties and believe that we have not provided services that will cause us to fail to meet the income tests. We intend to continue to monitor the services provided at, and the nonqualifying income arising from, each of our properties. We have earned and expect to continue to earn a small amount of nonqualifying income relative to our total gross income in any relevant taxable year. We believe that the amount of nonqualifying income generated from these activities has not affected and will not affect our ability to meet the 95% gross income tests.

“Interest” income that depends in whole or in part on the income or profits of any person generally will be non-qualifying income for purposes of the 75% or 95% gross income tests. However, interest based on a fixed percentage or percentages of gross receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that would fail to qualify under the 75% and 95% gross income tests.

Our share of any dividends received from our corporate subsidiaries that are not “qualified REIT subsidiaries” (and from other corporations in which we own an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends to cause us to exceed the limit on nonqualifying income under the 75% gross income test. Dividends that we receive from other qualifying REITs will qualify for purposes of both REIT income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, and we disclose to the IRS the sources of our income as required by the Code and applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. As discussed under “—Taxation of the Company as a REIT—General,” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized through our subsidiary partnerships and disregarded entities for federal income tax purposes, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. However, we will not be treated as a dealer in real property with respect to a property we sell for the purposes of the 100% tax if (i) we have held the property for at least four years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the four years preceding the sale do not exceed 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale does not exceed 10% of the aggregate tax basis of all of our assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this “safe harbor.” We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of properties as are consistent with our investment objectives. However, the IRS may successfully contend that some or all of the sales made by us are prohibited transactions. In that case, we would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for payments to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•

rents paid to us by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by our tenants leasing comparable space who are receiving services from the taxable REIT subsidiary and the charge for the services is separately stated; or

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the taxable REIT subsidiary’s direct cost of furnishing the service.

While we anticipate that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm’s-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Asset Tests Applicable to REITs. At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature and diversification of our assets:

(1) At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include our allocable share of real estate assets held by entities that are treated as partnerships or that are disregarded for federal income tax purposes, as well as stock or debt instruments that are purchased with the proceeds of an offering of shares or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.

(2) Not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class (e.g., securities that qualify as real estate assets and government securities);

(3) Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. Securities for purposes of the asset tests may include debt securities; and

(4) Except for equity investments in REITs, debt or equity investments in qualified REIT subsidiaries and taxable REIT subsidiaries, and other securities that qualify as “real estate assets” for purpose of the 75% test described in clause (1):

•	the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets;

•	we may not own more than 10% of any one issuer’s outstanding voting securities; and

•

we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for certain specified exceptions including the “straight debt” exception discussed below.

The Code specifically provides that the following types of debt will not be taken into account for purposes of the 10% value test: (1) securities that meet the “straight debt” safe-harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rent from real property; (4) rental agreements described in Section 467 of the Code; (5) any security issued by other REITs; (6) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (7) any other arrangement as determined by the IRS. In addition, for purposes of the 10% value test, to the extent we hold debt securities that are not described in the preceding sentence, (a) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test, and (b) debt that is issued by any partnership, to the extent of our interest as a partner in the partnership, are not considered securities.

Debt will meet the “straight debt” safe harbor if (1) neither we, nor any of our controlled taxable REIT subsidiaries (generally, taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by us), own any securities in the issuer not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors.

However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

We believe that the aggregate value of our interests in our taxable REIT subsidiaries has not exceeded 20% of the aggregate value of our gross assets. With respect to each issuer that did not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer has not exceeded 5% of the total value of our assets and that we comply with the 10% voting securities limitation and, for our 2001 and subsequent taxable years, 10% value limitation with respect to each such issuer. However, no independent appraisals have been obtained to support these conclusions. In this regard, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the 25%, 20% or 5% asset tests solely by reason of changes in the relative values of our assets. If failure to satisfy the 25%, 20% or 5% asset tests results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions described in the next paragraph.

Furthermore, for our 2005 and subsequent taxable years, the failure to satisfy the asset tests can be remedied even after the 30-day cure period under certain circumstances. If the total value of the assets that caused a failure of the 5% asset test, the 10% voting securities test or the 10% value test does not exceed the lesser of (i) 1% of our assets at the end of the relevant quarter or (ii) $10,000,000, we can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which we first identify the failure of the asset test. For a violation of any of the asset tests not described in the prior sentence (including the 75%, 25% and the 20% asset tests), we can avoid disqualification as a REIT if the violation is due to reasonable cause and we dispose of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence. In such a case, we must also pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets during the period of time that the assets were held as nonqualifying assets, and file in accordance with applicable Treasury regulations a schedule with the IRS that describes the assets. The applicable Treasury regulations are yet to be issued. Thus, it is not possible to state with precision under what circumstances we would be entitled to the benefit of these provisions.

Annual Distribution Requirements Applicable to REITs. To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain; and

•	90% of our after tax net income, if any, from foreclosure property;

minus the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our shareholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment date after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are taxable to our shareholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential—i.e., every shareholder of the class of shares with respect to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on that amount at regular corporate tax rates.

We believe we have made and intend to make timely distributions sufficient to satisfy our annual distribution requirements. In this regard, the partnership agreement of the operating partnership authorizes us, as general partner, to take steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit the company to meet these distribution requirements. Although we anticipate that our cash flow will permit us to make those distributions, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, we may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends in the form of taxable dividends of our shares.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% nondeductible excise tax to the extent that our distributions during a calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year plus excess distributions from prior tax years does not at least equal the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax and excess distributions from the immediately preceding year may be carried over. A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Record-Keeping Requirements. We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure of the Company to Qualify as a REIT. If we fail to comply with one or more of the conditions required for qualification as a REIT (other than asset tests and the income tests that have the specific savings clauses discussed above in “—Taxation of the Company as a REIT—Asset Tests Applicable to REITs,” and “—Taxation of the Company as a REIT—Income Tests Applicable to REITs”), we can avoid termination of our REIT status by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and the statutory relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.

Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would significantly reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains earned by us. Non-corporate shareholders currently would be taxed on these dividends at capital gains rates; corporate shareholders may be eligible for the dividends received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. There can be no assurance that we would be entitled to any statutory relief.

Taxation of United States Shareholders

General. This section applies to a beneficial owner of a common share of Pennsylvania Real Estate Investment Trust that is held by a U.S. person, referred to as a “United States shareholder” herein, as a capital asset.

A “U.S. person” is:

•	a citizen or resident of the United States;

•

a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

If a partnership holds our common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common shares, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common shares.

Distributions by the Company—General. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or “qualified dividend income” will be taxable to our taxable United States shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of United States shareholders that are corporations. For purposes of determining whether distributions to holders of common shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any outstanding preferred shares and then to our outstanding common shares.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each United States shareholder. This treatment will reduce the adjusted tax basis that each United States shareholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a United States shareholder’s adjusted tax basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.

Capital Gain Distributions. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we properly designate as “capital gain dividends” will be taxable to our taxable United States shareholders as gain from the sale or disposition of a capital asset to the extent that such gain does not exceed our actual net capital gain for the taxable year. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a United States shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” We will be subject to tax at regular corporate rates on any undistributed capital gain. A United States shareholder will include in its income as long-term capital gains its proportionate share of such undistributed capital gain and will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by us exceeds the United States shareholder’s tax liability on the undistributed capital gain. A United States shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A United States shareholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately. We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1) a 15% rate gain distribution, which would be taxable to non-corporate United States shareholders at a maximum rate of 15%; or

(2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate United States shareholders at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income. With respect to shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate United States shareholders as capital gain, provided that the shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1) the qualified dividend income received by us during such taxable year from non-REIT “C” corporations (including our corporate subsidiaries, other than qualified REIT subsidiaries, and our taxable REIT subsidiaries);

(2) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualified foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “passive foreign investment company”) will be a qualified foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income. If we designate any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as qualified dividend income.

Sunset of Reduced Tax Rate Provisions. The applicable provisions of the federal income tax laws relating to the 15% rate of capital gain taxation and the applicability of capital gain rates for designated qualified dividend income of REITs are currently scheduled to “sunset” or revert back to provisions of prior law effective for taxable years beginning after December 31, 2010. Upon the sunset of the current provisions, all dividend income of REITs and non-REIT corporations would be taxable at ordinary income rates and the maximum capital gain tax rate for gains other than “unrecaptured section 1250 gains” would be increased (from 15% to 20%). The impact of this reversion is not discussed herein. Consequently, shareholders should consult their tax advisors regarding the effect of sunset provisions on an investment in our common shares.

Other Tax Considerations. Distributions we make and gain arising from the sale or exchange by a United States shareholder of our shares will not be treated as passive activity income. As a result, United States shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A United States shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital and qualified dividend income. United States shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

Sales of Shares. If a United States shareholder sells or otherwise disposes of its shares in a taxable transaction, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be a capital gain or loss if the shares have been held by the United States shareholder as a capital asset. The applicable tax rate will depend on the United States shareholder’s holding period in the asset (generally, if an asset has been held for more than one year, such gain or loss will be long-term capital gain or loss) and the United States shareholder’s tax bracket. A United States shareholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate, which is currently 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” In general, any loss recognized by a United States shareholder upon the sale or other disposition of common shares that have been held for six months or less, after applying the holding period rules, will be treated by such United States shareholders as a long-term capital loss, to the extent of distributions received by the United States shareholder from us that were required to be treated as long-term capital gains. Shareholders are advised to consult their tax advisors with respect to the capital gain liability.

Taxation of Tax-Exempt Shareholders

Provided that a tax-exempt shareholder, except certain tax-exempt shareholders described below, has not held its common shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in its trade or business, the dividend income from us and gain from the sale of our common shares will not be unrelated business taxable income, or UBTI, to a tax-exempt shareholder. Generally, “debt financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt shareholder.

For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in the company will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult with their tax advisors concerning these set aside and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT. A pension-held REIT includes any REIT if:

•

at least one of such trusts holds more than 25%, by value, of the interests in the REIT, or two or more of such trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT; and

•

it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust, rather than by the trust itself.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of our shares contained in our organizational documents, we do not expect to be classified as a “pension-held REIT,” and accordingly, the tax treatment described above should be inapplicable to our tax-exempt shareholders.

U.S. Taxation of Non-United States Shareholders

The following discussion addresses the rules governing U.S. federal income taxation of the ownership and disposition of our common shares by shareholders other than United States shareholders, or non-United States shareholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-United States shareholder in light of its particular circumstances.

Distributions. Subject to the discussion below, distributions by us to a non-United States shareholder of our common shares generally will be treated as ordinary dividends to the extent that they are made out of our current or accumulated earnings and profits. Ordinary dividends generally will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-United States shareholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Ordinary dividends that are effectively connected with a trade or business generally will not be subject to the withholding tax and instead will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in a manner similar to the taxation of United States shareholders with respect to these dividends, and may be subject to any applicable alternative minimum tax. Applicable certification and disclosure requirements must be satisfied for dividends to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-United States shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We generally expect to withhold U.S. income tax at the rate of 30% on any dividend distribution made to a non-United States shareholder unless:

•	a lower treaty rate applies and the non-United States shareholder files an Internal Revenue Service Form W-8BEN with us evidencing eligibility for that reduced rate; or

•	the non-United States shareholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected income.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-United States shareholder in its common shares will reduce the non-United States shareholder’s adjusted basis in its common shares and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-United States shareholder in its common shares will be treated as gain from the sale of its common shares, the tax treatment of which is described below (See “Sale of Our Common Shares”).

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-United States shareholder is not liable for tax on the receipt of that distribution. However, a non-United States shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-United States shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-United States shareholder will not be treated as ordinary dividends if (i) such distributions are made to a non-United States shareholder that owns more than 5% of the class of common shares in respect of which the distribution is made at any time during the taxable year in which the distribution is treated as being received and (ii) either (a) the distribution is designated as a capital gain dividend and/or (b) the dividend is attributable to the disposition of a U.S. real property interest. Such distributions that are attributable to the gain on the sale or exchange of U.S. real property interests will be taxed under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA.” A non-United States shareholder receiving a distribution subject to FIRPTA will be treated as recognizing gain that is income effectively connected with a U.S. trade or business and taxed in the manner described below. Such distributions that are designated by us as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation, unless:

•

such distribution is effectively connected with the non-United States shareholder’s U.S. trade or business, in which case the non-United States shareholder will be subject to tax on a net basis in a manner similar to the taxation of United States shareholders with respect to such gain, except that a holder that is a foreign corporation may also be subject to the additional 30% branch profits tax, as discussed above; or

•

the non-United States shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and either has a “tax home” in the United States or with respect to whom certain other conditions exist, in which case such nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

With respect to a non-United States shareholder receiving such a distribution, we will be required to withhold and remit to the Internal Revenue Service 35% of any distribution to that non-United States shareholder that is either designated as a capital gain dividend, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gain to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-United States shareholder’s U.S. federal income tax liability.

In addition, in light of recent amendments to the REIT taxation provisions of the Code, it is not entirely clear whether distributions that are (i) otherwise treated as capital gain dividends, (ii) not attributable to the disposition of a U.S. real property interest, and (iii) paid to non-United States shareholders who own less than 5% of the value of our common shares at all times during the relevant taxable year, will be treated as (a) long-term capital gain to such non-United States shareholders or as (b) ordinary dividends taxable in the manner described above. If we were to pay a capital gain dividend described in the prior sentence, non-United States shareholders should consult their tax advisers regarding the taxation of such distribution in their particular circumstances.

Undistributed Capital Gain. Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our shares held by non-United States shareholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-United States shareholder would be able to offset as a credit against its U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gain to the non-United States shareholder, and generally to receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed the non-United States shareholder’s actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-United States shareholder should consult its tax advisor regarding the taxation of such undistributed capital gain.

Sale of Our Common Shares. Gain recognized by a non-United States shareholder upon the sale or exchange of our common shares generally would not be subject to U.S. taxation unless:

(1) the investment in our common shares is effectively connected with the non-United States shareholder’s United States trade or business, in which case the non-United States shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

(2) the non-United States shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains from United States sources for the taxable year; or

(3) our common shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

Our common shares will not constitute a U.S. real property interest if we are a domestically controlled REIT. We will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of our common shares is held directly or indirectly by non-United States shareholders.

We believe that currently we are a domestically controlled REIT and, therefore, that the sale of our common shares by a non-United States shareholder would not be subject to taxation under FIRPTA. Because our common shares are publicly traded, however, we cannot guarantee that we are or will continue to be a domestically controlled REIT.

Even if we do not qualify as a domestically controlled REIT at the time a non-United States shareholder sells our common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

(1) the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

(2) the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the shorter of the period during which the non-United States shareholders held such class or series of shares or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our common shares by a non-United States shareholder were subject to taxation under FIRPTA, the non-United States shareholder would be subject to regular U.S. federal income tax with respect to any gain on a net basis in the same manner as a taxable United States shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

United States Shareholders. In general, information-reporting requirements will apply to payments of distributions on our common shares and payments of the proceeds of the sale of our common shares to some United States shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments at the rate of 28% if:

(1) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2) the IRS notifies the payer that the TIN furnished by the payee is incorrect;

(3) there has been a notified payee underreporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

Non-United States Shareholders. Generally, information reporting will apply to payments of distributions on our common shares, and backup withholding described above for a United States shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common shares to or through the United States office of a United States or foreign broker will be subject to information reporting and, possibly, backup withholding as described above for United States shareholders, or the withholding tax for non-United States shareholders, as applicable, unless the non-United States shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-United States shareholder of our common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership 50% or more of whose interests are held by partners who are United States persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a United States or foreign broker unless the broker has documentary evidence as to the non-United States shareholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. If a non-United States shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Because the application of these Treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-United States shareholder’s federal income tax liability if certain required information is furnished to the IRS. Non-United States shareholders should consult with their tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Tax Aspects of our Ownership of Interests in the Operating Partnership and Other Partnerships

General. Substantially all of our investments are held indirectly through the operating partnership. In general, partnerships are “pass-through” entities that are not subject to federal income tax at the partnership level. However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership. We include our proportionate share of these partnership items in our income for purposes of the various REIT income tests and the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held through the operating partnership. See “—Taxation of the Company as a REIT—Ownership of Partnership Interests by a REIT” above.

Entity Classification. We believe that the operating partnership and each of the partnerships and limited liability companies in which we own an interest, directly or through another partnership or limited liability company, will be treated as a partnership or disregarded for federal income tax purposes and will not be taxable as a corporation. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and we could fail to meet the REIT income and asset tests. See “—Taxation of the Company as a REIT—Asset Tests Applicable to REITs” and “—Taxation of the Company as a REIT—Income Tests Applicable to REITs” above.

A partnership is a “publicly traded partnership” under Section 7704 of the Code if:

(1) interests in the partnership are traded on an established securities market; or

(2) interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership.

The operating partnership currently takes the reporting position for federal income tax purposes that it is not a publicly traded partnership. There is a risk, however, that the right of a holder of the operating partnership units to redeem the operating partnership units for common shares could cause the operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Moreover, if the operating partnership units were considered to be tradable on the substantial equivalent of a secondary market, either now or in the future, the operating partnership cannot provide any assurance that it would qualify for any of the safe harbors mentioned above, or that, if it currently qualifies for a safe harbor, the operating partnership will continue to qualify for any of the safe harbors in the future.

If the operating partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and other types of passive income. We believe that the operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to our company in order for it to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause the operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

Allocations of Partnership Income, Gain, Loss, Deduction and Credit. A partnership agreement will generally determine the allocation of income and loss among partners. However, those allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the applicable Treasury regulations, which generally require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The allocations of taxable income and loss provided for in the partnership agreement of the operating partnership are intended to comply with the requirements of Section 704(b) of the Code and the regulations promulgated thereunder.

Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss, deduction and credit attributable to a property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, as applicable, the difference between the adjusted tax basis and the fair market value of property at the time of contribution. The difference is known as the book-tax difference. Section 704(c) allocations are for federal income tax purposes only and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under Treasury regulations promulgated under Section 704(c) of the Code, similar rules apply when a partnership elects to “revalue” its assets in limited situations, such as when a contribution of property is made to a partnership by a new partner.

The partnership agreement of the operating partnership requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of alternative methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. We and the operating partnership generally have used the traditional method of accounting for book-tax differences with respect to the properties initially contributed to the operating partnership in its formation or subsequently acquired by merger or contribution. However, the operating partnership may use an alternative method of accounting for book-tax differences with respect to properties contributed to it or acquired by merger in the future.

In general, if any asset contributed to or revalued by the operating partnership is determined to have a fair market value that is greater than its adjusted tax basis, partners who have contributed those assets, including our company, will be allocated lower amounts of depreciation deductions from those assets for tax purposes by the operating partnership and increased taxable income and gain on sale. Thus, we may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets. These amounts may be in excess of the economic or book income allocated to us as a result of the sale. In this regard, it should be noted that, as the general partner of the operating partnership, we will determine, taking into account the tax consequences to us, when and whether to sell any given property. See “—Taxation of the Company as a REIT—Annual Distribution Requirements Applicable to REITs.”

We will be allocated our share of the operating partnership’s taxable income or loss for each year regardless of the amount of cash that may be distributed to us by the operating partnership. As a result, we could be allocated taxable income for a year in excess of the amount of cash distributed to us. This excess taxable income is sometimes referred to as “phantom income.” Because we rely on cash distributions from the operating partnership to meet our REIT distribution requirements, which are specified percentages of our REIT taxable income, the recognition of this phantom income might adversely affect our ability to comply with those requirements.

Other Tax Consequences for the Company and Our Shareholders

We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our shareholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a shareholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult with their tax advisors regarding the effect of state and local tax laws on an investment in our common shares.

A portion of our income is earned through our taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal, state and local income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. To the extent that our company and our taxable REIT subsidiaries are required to pay federal, state or local taxes, we will have less cash available for distribution to shareholders.

Tax Shelter Reporting

If a holder recognizes a loss as a result of a transaction with respect to our shares of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one noncorporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell any or all of the common shares beneficially owned by them and offered hereby directly or through one or more broker-dealers or agents. The selling shareholders will be responsible for any agent’s commissions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	on the NYSE or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, swaps or derivatives whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange or market distribution in accordance with the rules of the applicable exchange or market;

•	in privately negotiated transactions;

•	through the settlement of short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act rather than under this prospectus or any accompanying prospectus supplement.

In addition, the selling shareholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out such short position. The selling shareholders may also enter into options, swaps or derivatives or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus or any accompanying prospectus supplement.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling shareholders will be subject to the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common shares by the selling shareholders and their affiliates.

There can be no assurance that the selling shareholders will sell any or all of the common shares registered pursuant to the registration statement, of which this prospectus or any accompanying prospectus supplement forms a part.

LEGAL MATTERS

Hogan & Hartson LLP will pass upon certain legal matters with respect to the common shares, as well as certain federal income tax matters.

EXPERTS

The consolidated financial statements and schedule of Pennsylvania Real Estate Investment Trust and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us connection with the issuance and registration of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$8,346
Accounting Fees and Expenses	25,000
Legal Fees and Expenses	50,000
Printing Expenses	2,500
Miscellaneous	4,154
Total	$90,000

Item 15.	Indemnification of Directors and Officers

Our trust agreement, as amended, provides that:

•	no trustee shall be personally liable to any person or entity for any of our acts, omissions or obligations;

•

no trustee shall be personally liable for monetary damages for any action, or any failure to act, except to the extent a Pennsylvania business corporation’s director would remain liable under the provisions of Section 1713 of the Pennsylvania Business Corporation Law; and

•

no officer who performs his duties in good faith, in a manner reasonably believed to be in our best interests and with the care, skill and diligence a person of ordinary prudence would use will be liable by reason of having been an officer.

Pennsylvania law permits and the our trust agreement and by-laws provide that every trustee and officer is entitled as of right to be indemnified by us against reasonable expenses (including attorney’s fees) and any liability, loss, judgment, excise tax, fine, penalty, or settlement such person pays or incurs in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, whether brought by or in our right or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a trustee or officer or because the person is or was serving in any capacity at our request as a trustee, director, officer, employee, agent, partner, fiduciary or other representative of another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other entity provided, however, that:

•	no right of indemnification will exist with respect to an action brought by a trustee or officer against us; and

•

no indemnification will be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness.

The right to indemnification is contractual in nature and includes the right to be paid in advance the expenses incurred in connection with any proceedings; provided, however, that advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of the applicable trustee or officer to repay all amounts so advanced if it is determined ultimately that the applicable trustee or officer is not entitled to indemnification under our trust agreement.

In addition, our trust agreement and Pennsylvania law permit our company to provide similar indemnification to employees, agents and other persons who are not trustees or officers. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in our company’s right to procure a judgment in our favor and requires indemnification in certain cases where the trustee or officer is the prevailing party. Certain of the employment agreements our company has entered into with its officers provide the officer indemnification. Generally, these contracts require us to indemnify the officer to the fullest extent permitted under our trust agreement. The limited partnership agreement for our operating partnership also provides for indemnification of our company, its trustees and its officers for any and all actions with respect to our operating partnership, provided, however, that our operating partnership will not provide indemnity for:

•	willful misconduct or knowing violation of the law;

•	any transaction where the covered person received an improper personal benefit in violation or breach of our operating partnership’s limited partnership agreement;

•	any violation of our operating partnership’s limited partnership agreement; or

•	any liability the person may have to our operating partnership under certain specified documents.

Currently, our company maintains directors’ and officers’ liability insurance for its trustees and officers.

Item 16.	Exhibits

The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424,

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant,

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant, and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on July 16, 2007.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Edward A. Glickman
Edward A. Glickman
President and Chief Operating Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Bruce Goldman and Robert F. McCadden, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, or the Act, and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, and to execute, deliver and file any other documents and instruments in the undersigned’s name or on the undersigned’s behalf which said attorneys-in-fact and agents, or either of them, may determine to be necessary or advisable to comply with the Act and any rules or regulations promulgated thereunder, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue of the power of attorney granted hereby.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald Rubin	Chairman and Chief Executive Officer and	July 16, 2007
Ronald Rubin	Trustee (principal executive officer)

/s/ Robert F. McCadden	Executive Vice President and Chief Financial	July 16, 2007
Robert F. McCadden	Officer (principal financial officer)

/s/ Jonathan Bell	Senior Vice President – Chief Accounting	July 16, 2007
Jonathan Bell	Officer (principal accounting officer)

/s/ George F. Rubin	Trustee	July 16, 2007
George F. Rubin

/s/ Edward A. Glickman	Trustee	July 16, 2007
Edward A. Glickman

/s/ Joseph F. Coradino	Trustee	July 16, 2007
Joseph F. Coradino

/s/ Stephen B. Cohen	Trustee	July 16, 2007
Stephen B. Cohen

/s/ M. Walter D’Alessio	Trustee	July 16, 2007
M. Walter D’Alessio

/s/ Rosemarie B. Greco	Trustee	July 16, 2007
Rosemarie B. Greco

/s/ Lee H. Javitch	Trustee	July 16, 2007
Lee H. Javitch

/s/ Leonard I. Korman	Trustee	July 16, 2007
Leonard I. Korman

/s/ Ira M. Lubert	Trustee	July 16, 2007
Ira M. Lubert

/s/ Donald F. Mazziotti	Trustee	July 16, 2007
Donald F. Mazziotti

/s/ Mark E. Pasquerilla	Trustee	July 16, 2007
Mark E. Pasquerilla

/s/ John J. Roberts	Trustee	July 16, 2007
John J. Roberts

EXHIBIT INDEX

Exhibit Number	Description
3.1*	Trust Agreement as Amended and Restated on December 16, 1997, filed as Exhibit 3.2 to our Current Report on Form 8-K dated December 16, 1997.

3.2*	Designating Amendment to Trust Agreement Designating the Rights, Preferences, Privileges, Qualifications, Limitations and Restrictions of 11% Non-Convertible Senior Preferred Shares, filed as Exhibit 4.1 to our Current Report on Form 8-K dated November 20, 2003.

3.3*	Amendment to Trust Agreement as Amended and Restated on December 16, 1997, filed as Exhibit 4.2 to our Current Report on Form 8-K dated November 20, 2003.

3.4*	Amendment, dated as of December 20, 2005, to Trust Agreement, as amended, filed as Exhibit 3.1 to our Current Report on Form 8-K dated December 21, 2005.

3.5*	By-Laws, as amended, through July 29, 2004, filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q filed on August 6, 2004.

4.1*	Indenture dated May 8, 2007 among PREIT Associates, L.P., as issuer, Pennsylvania Real Estate Investment Trust, as guarantor, and U.S. Bank National Association, as trustee, filed as Exhibit 4.1 to our Current Report on Form 8-K dated May 10, 2007.

4.2*	Form of 4.00% Exchangeable Senior Note due 2012, filed as Exhibit 4.2 to our Current Report on Form 8-K dated May 10, 2007.

4.3*	Registration Rights Agreement dated May 8, 2007 among Pennsylvania Real Estate Investment Trust, PREIT Associates, L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and UBS Securities LLC, filed as Exhibit 4.3 to our Current Report on Form 8-K dated May 10, 2007.

5.1	Opinion of Hogan & Hartson LLP regarding the legality of the common shares being registered.

8.1	Opinion of Hogan & Hartson LLP regarding certain tax matters.

23.1	Consent of KPMG LLP.

23.2	Consent of Hogan & Hartson LLP (included in Exhibit 5.1).

23.3	Consent of Hogan & Hartson LLP (included in Exhibit 8.1).

24.1	Power of Attorney (included on the Signature Page of this Registration Statement).

*	Incorporated herein by reference as above indicated.